UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 11, 2014

SEACOR Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12289	13-3542736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida		33316
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(954) 523-2200
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On November 11, 2014, upon the recommendation of the Nominating and Corporate Governance Committee (the "Nominating Committee") of the Board of Directors (the "Board") of SEACOR Holdings Inc. (the "Company"), the size of the Board was increased to eight (8) members and David M. Schizer was appointed to fill the newly created vacancy. The Board approved a grant to Mr. Schizer of an option to purchase 1,500 shares of common stock of the Company and a grant of 250 shares of common stock of the Company, which will be awarded 125 shares on November 28, 2014 and 125 shares on February 27, 2015. The grants were made and effective on November 11, 2014 (the "Grant Date"). The stock option will vest and be exercisable on the earlier of (i) the first anniversary of the Grant Date and (ii) the date of the first annual meeting of stockholders after the Grant Date, provided that Mr. Schizer continues to serve as a director of the Company on such date, and subject to earlier vesting upon a change in control of the Company or the termination of his service as a director by reason of his disability, death or voluntary retirement.

Mr. Schizer will receive director compensation at an annual rate of $52,000, which shall be paid pro rata for the remainder of 2014. Mr. Schizer will also be entitled to receive $4,000 for each Board meeting attended in person and $2,000 for each meeting attended by telephone. Mr. Schizer was appointed to the Audit Committee and the Nominating Committee.

Mr. Schizer is Dean Emeritus and the Harvey R. Miller Professor of Law and Economics at Columbia Law School. He served as the Dean of Columbia Law School from July 2004 until his retirement on June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By: /s/ Paul L. Robinson
Name:     Paul L. Robinson

Title:	Senior Vice President, General Counsel
and Corporate Secretary

Date:  November 12, 2014